QKL Stores Inc. Announces New Board Member

Daqing, China, November 10, 2011 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced that it has appointed Mr. Tsz Fung Philip Lo as an Independent Director, effective November 8, 2011.  Mr. Lo was also appointed as Chairman of the Audit Committee and as a member of the Compensation Committee and Corporate Governance Committee.

Mr. Lo replaces Mr. Gary Crook, who, for personal reasons, resigned as a member of the Company's Board of Directors effective October 21, 2011.  There were no disagreements between Mr. Crook and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation.

Mr. Lo has been working as the Chief Financial Officer of Wuhan General Gourp (China) Ltd. (Nasdaq: WUHN) since February 2010, a Managing Director at Shenzhen Xin Wei Managing Consultancy Ltd. since August 2011, an Independent Non-Executive Director at Styland Holdings Ltd. (a HK-listed company) since April 2009 and a Managing Director at AW Financial Consultancy Ltd. since December 2007. Mr. Lo has over ten years experience in financial reporting, corporate finance, business consulting and management accounting. His past roles include serving as Chief Financial Officer at Wuhan Zhongye Yangluo Heavy Machinery Co., Ltd. (2007-2009), Auditing Senior Manager at Albert Wong & Co. (2006-2007), and Accounting Manager at Ligo Silicone Rubber Technology China, Ltd. (2005-2006). Mr. Lo gained his Bachelor degree from University of Wollongong, Australia. He is a member of CPA Australia and a member of HKICPA.

Mr. Zhuangyi Wang, Chairman and CEO, said, “On behalf of QKL Stores, I want to welcome Phillip to our Board of Directors.  He has intensive knowledge and experience in financial reporting, accounting, corporate finance and business consulting, which makes him well qualified to serve on our Board.”

Mr. Lo commented, “I really appreciate the opportunity to join the Company’s Board of Directors. I am looking forward to working closely with other Board members and the management team to strengthen the Company’s governance standards and platform for future growth.”

Mr. Wang concluded, “I also want to thank Gary for his dedication and commitment throughout his tenure with the Company and wish him every success in the future.”

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:	ICR, Inc. In U.S.:
Mike Li, Investor Relations	Bill Zima
+86-459-460-7987	+1-203-682-8233 QKL Stores Investor Relations Department +1-646-308-1213